Exhibit 10.9

Office No. FIFTY AND FIFTY ONE

OFFICE LEASE AGREEMENT

Date of the agreement: 01/06/2022

BETWEEN

On the one part, VICENTE MORENO VALENCIA, of legal age, a resident of Valencia, with address at calle Isabel la Católica, 8, and holder of national identification document no. 52.670.820-S,

And on the other part, ENRIQUE SELVA BELLVIS, of legal age, with address at Plaza América, s/n Portal 2 Planta 4, puerta B, Valencia, and holder of national identification document no. 33.458.501-X.

ACTING

a) The first, for and on behalf of DESTRO, S.L., with registered office at calle Doctor Romagosa, 1-1, Valencia, registered with the Commercial Registry of Valencia in volume 4024, page 75, sheet V-18090, entry 37, with tax identification number B-46105532, is empowered for this deed by virtue of the power of attorney conferred on him on 7 February 2020 before Valencia Notary Alejandro Cervera Taulet, in force and sufficient for this deed (the “LESSOR”).

b) And the second, for and on behalf of TURBO ENERGY, S.L., with registered office for these purposes at Plaza América, s/n, portal 2, planta 4ª, pta B, 46004, Valencia, registered with the Commercial Registry of Valencia in volume 9686, page 46, sheet V-155858, with tax identification number B-98569619, is empowered for this deed in his capacity as the representative of the sole director of UMBRELLA SOLAR INVESTMENT, S.L.U., in accordance with the deed executed on 28 October 2019 before Valencia Notary Luis Calabuig de Leyva, under number 2,242 of his protocol, in force and sufficient for this deed (the “LESSEE”).

They mutually recognise that they each have sufficient legal capacity to execute and be bound by this agreement, and for such purpose,

RECITALS

Whereas, the LESSOR is the owner of offices no. FIFTY AND FIFTY ONE located at calle Isabel la Católica, 8, planta cuarta, 46004, Valencia, which cover a surface area, including common elements, of approximately 236.61 m2, free of occupants, and whose extension, circumstances, uses, characteristics, and common and private services are known and accepted by the LESSEE (the “Office”).

Office No. FIFTY AND FIFTY ONE

The LESSOR also owns the car park located in the basement of the same building where the above office is located.

Taxes, expenses and fees of the Owners’ Association: The Office described above is up to date with the payment of all manner of expenses, taxes, contributions and duties, and the fees of the Owners’ Association to which it belongs.

It should be noted that the leased Office is equipped with the following items:

*	Four full bathrooms.

*	Individual LG brand air conditioners, by means of a split system with an inside unit and an outdoor condenser box on the roof.

*	Electrical installation with LEED-certified lighting displays.

*	Reinforced doors.

*	Two fire extinguishers.

Drawings are attached as APPENDIX I to better identify the location and site of the Office described, along with the Energy Rating Certificate of the Building of which it forms part.

Whereas, it is in the interest of the parties to enter into a lease for the Office described in the paragraphs above, which they execute by means of this AGREEMENT FOR A NON-RESIDENTIAL LEASE, subject to the following

CLAUSES

ONE.- PURPOSE OF THE LEASE.

DESTRO, S.L. leases the Office described in the first paragraph above to the LESSEE, TURBO ENERGY, S.L., handing over the keys in this same deed.

The Office must have available for use the services, facilities and elements listed above.

The lease also includes the use of two unassigned parking spaces in the basement described in the first paragraph above. The leased parking spaces will be used solely for parking vehicles, without the possibility of using these spaces to store any other kind of goods or belongings.

TWO.- TERM.

This lease has a mandatory term of TWO YEARS starting on 1 June 2022, and ends when this period has elapsed.

Office No. FIFTY AND FIFTY ONE

However, after this initial term has ended, the LESSEE has the right to extend this lease for annual periods up to a maximum of THREE ANNUAL PERIODS, which will carried out automatically, unless the LESSEE terminates the lease by giving prior notice of three (3) months before the end of the current term. The right to extend the lease provided in this clause is optional for the LESSEE and mandatory for the LESSOR.

After the maximum period of extensions established, the lease will be understood to be automatically renewed for annual periods, unless either of the parties notifies the other party by duly authenticated means three (3) months before the end of each annual period of its intent to terminate this lease.

If this lease is terminated or ends early for reasons attributable to the LESSEE, the LESSOR will be entitled to compensation equal to the amount of the rent, together with the common expenses and/or amounts tantamount to rent, where applicable, for the time from the termination of the lease until the end of the remaining lease term.

THREE.- RENT AND METHOD OF PAYMENT.

a) The agreed rent to be paid by the LESSEE is set at FORTY THOUSAND SIX HUNDRED AND EIGHT EUROS (€40,608.00) PER YEAR, which will be distributed over twelve payments of THREE THOUSAND THREE HUNDRED AND EIGHTY-FOUR EUROS (€3,384.00), paid monthly in advance within the first five days of each calendar month.

b) Rent payments will be made by debiting the bank account that the LESSEE has open at the bank with IBAN no. ES46-2100-7729-1713-0019-2637, which it expressly designates and authorises in this deed.

c) After the first year of the lease, the agreed rent will be increased at the beginning of each year in accordance with the increase in the Spanish National General Consumer Price Index (CPI) in the twelve months immediately before the review, based on the data published for this purpose by the Spanish National Institute of Statistics or anybody that may replace it, with a minimum of 2% per year.

These expected revisions will take effect as from the beginning of each annual period, without needing to send express notification to the LESSEE, and will be applied to the rent at the end of each previous period, i.e., the initial rent plus its updates.

d) Any payment returned or not made by the LESSEE in relation to any of the receipts and/or settlements of rent or expenses, regardless of the date of the return or non-payment, will entitle the LESSOR to charge the corresponding management fees for each return or non-payment, with a minimum of EUR 6 per receipt.

e) On an exceptional basis, and in order for the LESSEE to adapt the premises to its needs, the LESSOR grants a grace period of one month, so that the first rent payment to be made will be that corresponding to the month of July 2022.

Office No. FIFTY AND FIFTY ONE

FOUR.- PURPOSE.

The leased Office will be used solely as an office for the business activities of the LESSEE or its group companies as stipulated in clause six, and may not under any circumstances be changed without the express authorisation of the LESSOR.

The LESSEE will be responsible for obtaining any administrative authorisations required to effectively carry out the commercial and/or business activities in the Office (e.g. business licence).

FIVE.- WORK.

The LESSEE will maintain the leased Office in good conditions in terms of its state of repair, maintenance, operation, safety and cleanliness, and will make any necessary repairs at its own expense.

As regards potential repair work, upkeep and improvements to the Office and its installations by the LESSOR or by the LESSEE, the provisions of section 30 of Spanish Law 29/1994, of 24 November, on Urban Leaseholds (Ley 29/1994 de Arrendamientos Urbanos) will apply.

In any case, all work carried out at the request of the LESSEE for whatever reason will paid for in full by the LESSEE, including any project costs, licence fees and taxes arising from carrying out the work, and will in turn be for the benefit of the Office, except for those elements that can be separated without damaging the Office, and no compensation may be claimed for this work at the end of the lease. Any other type of work may be carried out by the LESSEE after giving the owner prior notice, who may object after giving reasoned justification within five business days of receiving the notice.

In both cases, the LESSEE must request the corresponding licences and permits from the competent authorities to carry out the work, and will be fully liable for the execution of this work, with the owner being held harmless for any liability that may arise.

Any improvements that may be made to the Office will not entitle the LESSOR to increase the rent in any way unless such improvements are expressly accepted by the LESSEE before their completion. In any case, these improvements may be made in accordance with section 22 of the Urban Leasehold Act so that the business activity of the LESSEE is not affected.

Furthermore, the LESSEE is authorised, during the term of the lease, to carry out any work to decorate and adapt the Office to the agreed commercial activity, provided that they do not alter its exterior form or structural elements.

The LESSOR authorises the LESSEE, during the term of this lease, to occupy an area of thirty (30) square metres on the roof of the building to install photovoltaic panels for the LESSEE’s own use. The LESSEE will assume responsibility, on its own account and at its own expense, for all permits and authorisations that may be required, holding the LESSOR harmless from any liability in relation to the above installation.

Office No. FIFTY AND FIFTY ONE

SIX.- ASSIGNMENT.

The LESSEE may not assign, in full or in part, the use or enjoyment of the leased Office to any third party for any reason whatsoever, except as expressly authorised in this clause.

Any change in legal form, merger, absorption, contribution of assets, transfer en bloc of assets and liabilities, contribution of a line of business or spin-off, whether in full or in part, carried out by the LESSEE or in which the LESSEE participates, will not be considered an assignment or sublease, and will not give rise to any increase in rent. The LESSEE is expressly authorised to register group companies at the Office, and to have group companies occupy or use the Office in accordance with section 42 of the Spanish Commercial Code (Código de Comercio), without such registration, occupation or use being considered a sublease or lease assignment under any circumstances, and therefore without conferring any lease rights on the persons registered or giving the LESSOR the right to change the lease rent or other terms of the lease. The Office may also be occupied by group companies of the LESSEE.

Under no circumstances will the transfer of all or part of the LESSEE’s share capital (e.g. through the sale of its shares) or an increase in its shareholders constitute an assignment, transfer or sublease.

SEVEN.- SECURITY DEPOSIT.

The LESSEE provides, by bank transfer, a security deposit in this deed, which is attached as APPENDIX I, in favour of the LESSOR in the amount of SIX THOUSAND SEVEN HUNDRED AND SIXTY-EIGHT EUROS (€6,768.00), which is equal to two (2) monthly rent payments and that will cover, to the extent permitted, the fulfilment of the obligations assumed by the LESSEE under this lease.

This amount, which may not under any circumstances be allocated to payment of the rent, will be returned to the LESSEE after THIRTY (30) days have elapsed from when the LESSOR regained possession of the Office, minus any costs incurred for harm and loss, if any, or for any other reason whatsoever.

This security deposit must be updated in accordance with the terms of section 36 of the Urban Leasehold Act.

EIGHT.- EXPENSES.

The LESSEE will be liable for installation costs, utilities, procurement of supplies and maintenance expenses for any services used by the Office, and for any repairs that need to be made to keep the premises in excellent condition from the date of entry into force of this lease until its termination for any reason whatsoever.

Office No. FIFTY AND FIFTY ONE

The LESSOR will be liable for the common expenses corresponding to the leased Office of the building to which it belongs (those existing or to be contracted), along with management, upkeep and other similar expenses as a result of forming part of the building, including those relating to duties, fees and taxes, such as the property tax, and encumbrances that affect the property of the leased Office.

The LESSEE will be liable for any expenses incurred in relation to all manner of taxes arising from carrying out its business activities, all of which will be considered to be amounts tantamount to rent for all appropriate legal purposes.

NINE.- RISKS AND INSURANCE.

The LESSOR agrees to take out, at its own expense and for the entire term of this lease, one or more insurance policies to cover (i) the building; (ii) risks arising from flooding and fire; and (iii) third-party liability for harm and loss caused to third parties inside the Office or, where appropriate, outside the Office as a result of any protruding parts, unevenness and falling objects.

The LESSEE will take out and maintain in force during the entire term of the lease a third-party liability insurance policy covering any harm and loss that may be caused to third parties as a result of the activities carried out. Proof of payment must be provided at the request of the LESSOR. In the event of failure to comply with the obligation set out in this paragraph and if it is not remedied within 15 business days after being asked to do so, the LESSOR may terminate the lease.

TEN.- TAXATION.

The LESSEE will be required to pay all expenses and taxes levied on this lease, which will be paid as soon as they are requested by the LESSOR, who will not be liable for their payment, and, in any case, the LESSEE must pay the value added tax at the legally applicable rate together with each monthly payment made to the LESSOR.

ELEVEN.- DELAY IN DELIVERY.

If the LESSEE does not return the Office to the LESSOR in due time at the end of the lease, the LESSEE will be required to pay compensation equal to the monthly rent that would be due in accordance with that agreed, plus fifty per cent (50%) of the rent, for each month or fraction a month by which the return of the Office is delayed, as the only compensation set by mutual accord for harm and loss that may arise from non-compliance.

Office No. FIFTY AND FIFTY ONE

TWELVE.- LATE PAYMENT INTEREST.

Whenever any amount owed by the LESSEE is not paid by the agreed deadline, interest will accrue at a rate of ONE PER CENT (1%) PER MONTH for each calendar month or fraction a month by which payment is delayed, starting from the date on which payment should have been made, regardless of whether or not there was a formal request for payment.

THIRTEEN.- GOVERNING RULES.

Without prejudice to Titles I, IV and V of the Urban Leasehold Act, this lease will be governed by the contractual agreements contained in this document and in its appendices, which form an integral part of the lease; in the absence of an agreement, it will be governed by Title III of this Act, expressly excluding section 19, and section 25 to which section 31 refers; in addition, sections 32 and 34 of this Act are not applicable, nor is that set out in section 1172 of the Spanish Civil Code (Código Civil) as regards the allocation of payments, which, in any case, will be allocated to the oldest debt. All of the above will be applicable to the extent that it is not expressly regulated or referenced in the lease itself.

FOURTEEN.- INTERNAL RULES.

Advertisements or signs will only be placed in the spaces reserved for this purpose in the building, and will always be subject to the authorisation of the owner in terms of size and location.

The LESSEE declares that they will comply in any case with the internal rules for using the building and its common elements, with no additional limitation other than that arising in relation to the specific purpose of the lease and in accordance with current law, whereby the LESSOR will provide the LESSEE with these rules in due time as a condition for this compliance.

Subject to that specifically agreed in the previous clauses of this lease, the LESSEE will always have the right to contract, change or cancel, at its own cost, any installations and services that are in the interest of the building and its occupants, and in any case, based on the general needs of or suitability for the building complex, including day or night surveillance, air conditioning, janitorial services, etc., always under criteria of reasonableness and prudence.

Any notice to be issued by the parties in relation to this lease must be sent by duly authenticated means to the addresses indicated in the heading of this lease, and to the email addresses indicated below and, in any case, with respect to the LESSEE, to the property that is the subject matter of this lease:

LESSOR: Contact person: Email: Telephone:	Vicente Moreno Valencia vicente@destro.es 96 352 88 09
LESSEE: Contact person: Email: Telephone:	Enrique Selva Bellvis <enriqueselva@umbrellacapital.es> 656 96 39 27

In the event of a change of address, the change must be communicated to the other party so that they are aware of the change.

Office No. FIFTY AND FIFTY ONE

In accordance with Royal Decree 1619/2012, of 30 November, approving the regulations that govern billing obligations, which entered into force on 1 January 2013, the LESSEE expressly consents to being sent invoices electronically to the email address indicated above.

FIFTEEN.- DATA PROTECTION

In accordance with data protection regulations, you are informed that the data collected in this document, and any other data provided during the contractual relationship, will be subject to processing and will form part of a database for the purpose of performing the agreement and issuing invoices. The data provided will be kept for the duration of the business relationship and as long as its erasure is not requested, or for the years necessary to comply with legal obligations. The data will not be transferred to third parties except in cases where there is a legal obligation to do so. However, and to be able to perform the agreement, the necessary data will be provided to the companies supplying electricity, water, etc., when their involvement is necessary to perform this agreement or, where appropriate, to contract these services in the property or properties that are the subject matter of this agreement.

DESTRO, S.L., with tax identification number B-46105532, is the Data Controller, with registered office for notification purposes at calle Isabel la Católica 8, in Valencia (VALENCIA). You may exercise your rights of access, rectification, erasure, restriction of processing, objection or, where appropriate, data portability by sending a request to the Data Controller, sending a copy of your identification document to the email address vicente@destro.es, and specifying the right you wish to exercise.

You are also informed that to better ensure compliance with data protection regulations, a Data Protection Officer has been appointed, the contact details of which are as follows: dpd@aequus.es. A complaint may be lodged with the Spanish Data Protection Agency in the event of any violation of rights.

If the data of any third parties are provided, the person providing the data is responsible for having previously informed them of that set out in Article 14 of the General Data Protection Regulation.

The user is responsible for ensuring that the information provided is true. Therefore, the user is responsible for the accuracy of all the data provided and must keep the information provided appropriately updated so that it corresponds to their current situation. The user will be liable for any false or inaccurate information provided and for any harm and loss caused to the company or to third parties.

This company guarantees the security and confidentiality of the personal data provided. It has therefore implemented the technical and organisational security measures necessary to prevent the data’s alteration, loss, unauthorised processing or access, in accordance with applicable regulations.

Office No. FIFTY AND FIFTY ONE

SIXTEEN.- CONFIDENTIALITY.

The parties agree to maintain the confidentiality of this agreement, its purpose, terms and conditions, and the documents and information arising from or related to the agreement (the “Confidential Information”), whereby none of the details of this agreement may be disclosed to any third party other than those that form part of their board or senior management, or those who participate professionally in its negotiation as legal, accounting, financial or other advisers, unless they are so required by any regulatory body, inspection or supervisory authority, or judicial body.

In the event that either party is legally required to make public all or part of the Confidential Information, the required party will notify the other party in writing of this circumstance as soon as possible and, in any event, before the Confidential Information is disclosed or delivered, with a copy of the relevant documents and information attached to this notice so that the other party can take any measures considered appropriate to protect its rights and the Confidential Information.

SEVENTEEN.- JURISDICTION.

The parties agree to submit any legal matter arising from or related to this agreement to the courts and tribunals of the city of Valencia, expressly waiving any other jurisdiction to which they might be entitled.

EIGHTEEN.- ACCEPTANCE.

Both parties accept this document in its entirety and, in particular, the LESSEE accepts the lease granted in its favour, stating for all appropriate purposes that, before signing this agreement, the LESSEE was fully aware of the content of the agreement since a draft of the initially proposed text was previously provided by the LESSOR sufficiently in advance to be reviewed and analysed, whereby the document that is now being signed is the result of free individual negotiation between the parties and their concurrence of wills.

In witness whereof, they sign this document with absolute freedom and full awareness and understanding of its content and scope, in two counterparts, which will take effect as one and the same instrument, in Valencia, on 4 April 2022.

THE LESSOR	THE LESSEE
52670820S VICENTE MORENO (R: B46105532) Digitally signed by 52670820S VICENTE MORENO (R: B46105532) Date: 2022/04/05 09:23:02 + 02’00’	[Illegible signature]

Digitally signed by

SELVA BELLVIS ENRIQUE-33458501X

Distinguished name (DN):

c=ES,

serialNumber=IDCES-33

458501X,

givenName=ENRIQUE,

sn=SELVA BELLVIS,

cn=SELVA BELLVIS

ENRIQUE-33458501X

Date: 2022/04/04

13:57:11 + 02’00’